Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan of Data Domain, Inc. of our report dated March 12, 2009, with respect to the consolidated financial statements and schedule of Data Domain, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Data Domain, Inc.,  filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 12, 2009